Exhibit 99.1

PRESS RELEASE

UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES OFFERING OF APPROXIMATELY 15.8 MILLION SHARES OF COMMON STOCK

Los Angeles, California – January 6, 2004 – Univision Communications Inc. (NYSE: UVN) announced today that it intends to offer 15,815,999 shares of Class A common stock to the public under the company’s shelf registration statement filed with the Securities and Exchange Commission on December 5, 2003 and effective on December 15, 2003.

Univision intends to use the entire net proceeds from the offering to repurchase, concurrently with the closing of the offering, all of the 15,815,999 shares of Univision Class A common stock currently held by a subsidiary of Clear Channel Communications, Inc., a Texas corporation (NYSE: CCU).  The shares repurchased by Univision will be cancelled immediately upon repurchase and there will be no dilution to earnings or cash flow per share.  Clear Channel will no longer own any of Univision’s common stock upon completion of the transaction.

Citigroup Global Markets Inc. (bookrunner) and UBS Securities LLC will be among the underwriters for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any state.

A prospectus supplement relating to the public offering will be filed with the Securities and Exchange Commission.  When available, copies of the prospectus supplement relating to the offering may be obtained from the offices of Citigroup Global Markets Inc. and UBS Securities LLC.

Univision Communications Inc., together with its wholly owned subsidiaries, is the leading Spanish language media company in the United States with operations in four business segments: Television; Radio; Music; and Internet. Our Television business consists of the Univision, TeleFutura and Galavisión national broadcast and cable television networks, 55 owned-and-operated broadcast television stations (35 full-power and 20 low-power), and our television production business. Our Radio business is the largest Spanish language radio broadcaster in the United States and currently owns and/or operates 66 radio stations in 17 of the top 25 U.S. Hispanic markets as well as four radio stations in Puerto Rico. Our Music business includes the Univision Music label, the Fonovisa label, and a 50% interest in Disa Records. Our Internet business operates our Internet portal, Univision.com.

# # #